Exhibit 99.1

NEWS RELEASE

For release:  Immediate

Contact: Jeff Lliteras - (208) 921-6440

Commodore Applied Technologies, Inc. to delist from OTC Bulletin Board (OTCBB)

RICHLAND, WA – June 19, 2009 – Commodore Applied Technologies, Inc. (OTCBB: CXIA) today announced that the Board of Directors voted on June 9, 2009 to delist the Company’s common stock, par value $0.001 per share (“Common Stock”), from trading on the OTCBB and to terminate the registration of its Common Stock under the Securities Act of 1934, as amended (“Exchange Act”). The Company has notified the OTCBB of its intention to delist out Common Stock from trading.

The Board’s decision to delist the Company’s Common Stock is part of a larger plan aimed at reducing costs. Commodore’s Chairman and CEO Dr. Shelby Brewer said “Given the current trading volume for Commodore’s stock, the Board felt that the expenses related to compliance and reporting requirements for OTCBB listing could be re-directed to better use growing our business and improving value for shareholders. This is just one of a number of cost reduction measures aimed at improving Commodore’s performance. The Board will consider re-listing the common stock when Company performance and market conditions justify the expense associated with being listed.”

In addition to delisting the Company’s Common Stock, Management and the Board are exploring other cost cutting measures, including consolidation of facilities and reducing general and administrative expenses, designed to save the Company in excess of $500,000 over the next year.

This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Commodore's actual results to be materially different from any future results expressed or implied by these statements.  Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Commodore can successfully implement its core business strategy and improve future earnings.

The factors that may cause Commodore's actual results to differ from its forward-looking statements include:  Commodore's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Commodore’s ability to implement its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the clean-up of waste sites administered by it; the acceptance and implementation of Commodore's waste treatment technologies in the government and commercial sectors; and other large technical support services projects.  All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Commodore's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

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